Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-201065) pertaining to the Landmark Infrastructure Partners LP 2014 Long-Term Incentive Plan, Registration Statement (Form S-3 No. 333-208316), and Registration Statement (Form S-4 No. 333-209533) of our report dated January 6, 2017, with respect to the statement of revenues and certain expenses of the Land Portfolio included in its Current Report (Form 8-K) dated January 6, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

January 6, 2017